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                                                                    EXHIBIT 99.1


Varco and Tuboscope Complete Merger With Overwhelming Stockholder Support

HOUSTON and ORANGE, Calif., May 30 /PRNewswire/ -- Tuboscope Inc. (NYSE: TBI -
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news) and Varco International, Inc. (NYSE: VRC - news) today announced that they
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have completed their previously announced merger. The stockholders of Varco
International and Tuboscope overwhelmingly approved the merger at separate stockholder meetings held earlier today. The shares of the combined company will be owned equally by the current stockholders of each company.

In the merger, which will be accounted for as a pooling of interests, each share of Varco common stock has been converted into 0.7125 shares of Tuboscope common stock. As part of the merger, Tuboscope has changed its corporate name to Varco International, Inc. and its trading symbol to "VRC". Based on each company's closing price on May 30, 2000, the combined company will have a market capitalization of approximately $2.0 billion. George Boyadjieff, Chairman and CEO of the combined company said, "We are very pleased with our stockholders' support and the timely completion of the merger. The combination of these two outstanding organizations creates one of the premier oilfield service and equipment companies in the industry. Our collective strength, technological focus and global capability are expected to benefit our customers, employees and stockholders."

John Lauletta, President and COO of the new company, continued, "This is the beginning of an exciting time for everyone at the new organization. We are anxious to begin reaping the rewards of the combined entity and working together to create innovative products and services for our customers."

Varco International, Inc. is a leader in the design and manufacture of drilling equipment and machinery and rig instrumentation for oil and gas well drilling worldwide. Tuboscope is the world's leading supplier of internal tubular coating and tubular inspection services, solids control equipment and services and coiled tubing and pressure control equipment to the petroleum industry.

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are those that do not state historical facts and are inherently subject to risk and uncertainties. The forward-looking statements contained herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those projected in the forward- looking statements. Such risks and uncertainties include, among others, the cyclical nature of the oilfield services industry, risks associated with the combined company's significant foreign operations, compliance with environmental laws, risks associated with growth through acquisitions and other factors discussed in each of the company's Annual Reports on Form 10-K.